                                                                      EXHIBIT 12





                             JOHNSON CONTROLS, INC.
                       COMPUTATION OF RATIO OF EARNINGS TO
                                  FIXED CHARGES
                              (Dollars in millions)

                                                                                                          For the Year Ended
                                                                                                          September 30, 2001
                                                                                                   ---------------------------------
Net income                                                                                                    $     478.3
Provision for income taxes                                                                                          335.5
Minority interests in net earnings of subsidiaries                                                                   53.3
Income from equity affiliates                                                                                       (31.8)
Distributed income of equity affiliates                                                                              21.2
Amortization of previously capitalized interest                                                                       5.6
Other                                                                                                                (0.9)
                                                                                                              ------------
                                                                                                                    861.2
                                                                                                              ------------

Fixed charges:
      Interest incurred and amortization of debt expense                                                            142.0
      Estimated portion of rent expense                                                                              62.0
                                                                                                              ------------
Fixed charges                                                                                                       204.0
Less:  Interest capitalized during the period                                                                       (10.5)
                                                                                                              ------------
                                                                                                                    193.5
                                                                                                              ------------

Earnings                                                                                                      $   1,054.7
                                                                                                              ============


Ratio of earnings to fixed charges                                                                                    5.2
                                                                                                              ============





     For the purpose of computing this ratio, "earnings" consist of income before income taxes, minority interest in earnings or losses of consolidated subsidiaries and income from equity affiliates plus (a) amortization of previously capitalized interest, (b) distributed income from equity affiliates and (c) fixed charges, minus interest capitalized during the period. "Fixed charges" consist of (a) interest incurred and amortization of debt expense plus (b) the portion of rent expense representative of the interest factor.